Exhibit 10.1

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of [   ] __, 202_ (the “Grant Date”) by and between South State Corporation, a South Carolina corporation (“SSC”), and _____________ (the “Participant”) (collectively, “the parties”). Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to them in the 2020 Omnibus Incentive Plan (the “Plan”). SSC and each Subsidiary are collectively referred to as the “Company.”

WHEREAS, SSC has adopted the Plan pursuant to which Restricted Stock Units (“RSUs”) may be granted; and

WHEREAS, the Committee (as defined in the Plan) has determined that it is in the best interests of SSC and its shareholders to grant the award of RSUs provided for herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.Grant of Restricted Share Units. SSC hereby grants to the Participant ___ RSUs. Each RSU represents the right to receive one share of common stock of SSC (“Common Stock”) and the right to accrue dividend equivalents thereon (the “Dividend Equivalents”), each as settled as set forth in Section 8 of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan.

2.Vesting of RSUs. Except as otherwise provided in Sections 3 and 4 of this Agreement, the RSUs will vest and become nonforfeitable with respect to one third of the RSUs on each of January 1, 2021, 2022, and 2023 (each, a “RSU Vesting Date”), subject to the Participant’s continued service from the Grant Date through each respective RSU Vesting Date.

3.Termination of Service.

3.1Except as otherwise expressly provided in this Agreement, if there is a Termination of Service at any time before a RSU Vesting Date, the Participant’s unvested RSUs and any accrued but unpaid Dividend Equivalents shall be automatically forfeited upon such Termination of Service and SSC shall have no further obligations to the Participant under this Agreement.

3.2Notwithstanding Section 3.1, if there is a Termination of Service prior to the RSU Vesting Date (a) by SSC or a Subsidiary for other than Good Cause (defined below), (b) by the Participant with Good Reason (as defined below), or (c) as a result of the Participant’s death or Disability (defined below), all unvested RSUs and any accrued but unpaid Dividend Equivalents shall immediately vest and be considered vested RSUs.

(a)	The term “Good Cause” means “Cause” as defined in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment.
(b)

The term “Good Reason” has the definition provided in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment, or if not so defined, means the occurrence of any of the following without the Participant’s advance written consent: (1) a diminution of the Participant’s base salary, (2) a material diminution of the Participant’s authority, duties, or responsibilities, (3) a material change in the geographic location at which the Participant must perform services for SSC or a Subsidiary, which, for purposes of this provision shall be a location outside the 50 mile radius from the Participant’s primary residence, or (4) any other action or inaction that constitutes a material breach by SSC of this Agreement or any employment agreement between the SSC or a Subsidiary and the Participant. The Participant must give notice to the Company of the existence of one or more of the conditions described in clauses (1) through (4) above within 90 days after the initial existence of when the condition, and SSC and/or Subsidary shall have 30 days thereafter to remedy the condition. In addition, the Participant’s voluntary termination because of the existence of one or more of the conditions described in clauses (1) through (4) above must occur within 24 months after the initial existence of the condition

(c)

The term “Disability” has the definition provided in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment, or if not so defined, means an independent physician selected by SSC and reasonably acceptable to the Participant or the Participant’s legal representative determines that, because of illness or accident, the Participant is unable to perform the Participant’s duties and will be unable to perform the Participant’s duties for a period of 90 consecutive days, and the insurance company that is providing the Participant’s disability insurance coverage concurs that the Participant is considered disabled pursuant to the terms and conditions of the insurance policy offered by SSC or any Subsidiary. The Participant shall not be considered disabled, however, if the Participant returns to work on a full-time basis within 30 days after SSC or Subsidiary gives notice of termination due to Disability. Notwithstanding the foregoing, in the event the award is considered nonqualified deferred compensation as defined under Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”), settlement will be made upon the Participant’s Disability only if such Disability is a “disability” as defined under Section 409A of the Code.

3.3Notwithstanding Sections 3.1 or 3.2, if there is a Termination of Service at any time before a RSU Vesting Date as a result of the Participant’s Retirement (defined below):

(a)  If the Participant signs a standard two-year non-competition, non-solicitation agreement, RSUs granted under this Agreement will continue to vest according to the vesting schedule in Exhibit A.

(b)  If the Participant does not sign a standard two-year non-competition, non-solicitation agreement, RSUs granted under this Agreement will vest pro rata as of the retirement date.

(c)  The term “Retirement” means either (i) reaching the age of 65 or (i) reaching the age of 55 plus having at least ten (10) years of Continuous Service with SSC or a Subsidiary, or any predecessor.  The term “Continuous Service” means the absence of any interruption or Termination of Service as an Employee of SSC or a Subsidiary, or any predecessor company.

Service will not be considered interrupted in the case of sick leave, military leave, family leave orany other leave of absence approved by SSC or a Subsidiary or in the case of a Participant’s transfer between SSC or a Subsidiary, or any successor to SSC or a Subsidiary.  With respect to any Award subject to Section 409A of the Code of 1986(and not exempt therefrom), a termination of Continuous Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A).

4.Effect of a Change of Control.

4.1If the Participant is employed with SSC or a Subsidiary upon the closing of a Change of Control (as defined in the Plan), all unvested RSUs that are not (i) assumed and continued under the terms and conditions as set forth under this Agreement, or (ii) replaced with another award that has a value at least equal to value of the PSUs being replaced and its terms and conditions are not less favorable to the Participant than the terms and conditions of the PSUs being replaced (collectively, a “Replacement Award”), by the successor to SSC in such Change of Control or an Affiliate of such successor (a “Surviving Entity”), shall immediately vest upon the closing of such Change of Control and will be payable in accordance with Section 8.1(iii) of this Agreement. The Participant shall also become immediately vested in any accrued but unpaid Dividend Equivalents on such vested RSUs pursuant to the previous sentence, which will be payable in accordance with Section 8.1(iii) of this Agreement. Any Replacement Awards shall be adjusted as to the Shares into which such PSUs shall convert in accordance with Section 11.2 of the Plan.  The Committee’s determination with respect to any adjustments will be conclusive. Any Replacement Award will be subject to the same terms and conditions as set forth under this Agreement and in the manner provided in Section 11.2 of the Plan.

4.2In the event of the Participant’s Termination of Service (a) by a Subsidiary without Good Cause, or (b) y the Participant with Good Reason, in each case within 12 months following the Change of Control, any Replacement Awards shall be vested and will become earned based on the Target Award, and will be settled not later than thirty (30) days following the date of such termination.

(a)For purposes of this Section 4.2, any references to the Company, SSC or Subsidiary in the definition of Good Reason set forth in Section 3.2(b) shall include the Surviving Entity.

5.Form of Payment of RSUs and Dividend Equivalents. Except as set forth in Section 4 of this Agreement, payment in respect of the vested RSUs shall be made in Shares and settled as set forth in Section 8 of this Agreement. Except as set forth in Section 4 of this Agreement, and unless otherwise determined by the Committee, Dividend Equivalents on RSUs shall be accrued during the vesting period and paid out in cash when the underlying vested RSUs to which they relate are settled as set forth in Section 8 of this Agreement.

6.Transferability of RSUs. Subject to any exceptions set forth in the Plan, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such RSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.

7.Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to the RSUs, including voting rights and the right to any dividends. The Participant will be entitled to Dividend Equivalents at the same rate per Share as are paid on the Shares between the Grant Date and the Settlement Date (under Section 8 below).  The number of Shares that such Dividend Equivalents shall be paid upon will be based on the actual number of RSUs that vest and settle, without regard to any underlying Shares that may be withheld to pay applicable taxes.

8.Settlement of RSUs and Dividend Equivalents.

8.1Settlement of the number of earned RSUs (if any) shall be made in Shares in whole or in part upon the earliest of:

(i)the respective RSU Vesting Date;

(ii)the date of the Participant’s Termination of Service pursuant to Section 3.2 or 3.3.

(iii)except as otherwise provided in Section 4.2 of this Agreement, the date of consummation of a Change in Control.

The first of 8.1(i), (ii), and (iii) to occur shall be the “Settlement Date.”

8.2Upon the settlement under Section 8.1, on the second payroll date following the Settlement Date but within the taxable year of such Settlement Date (however, in cases where such Settlement Date is after December 15th, distribution will occur on the first payroll date of the subsequent calendar year), SSC shall deliver to the Participant (or the Participant’s estate in the event of Participant’s death) a certificate or certificates representing the number of Shares equal to the number of vested and RSUs and a cash payment (less applicable withholding taxes) equal to the accrued Dividend Equivalents with respect to the RSUs vested and earned as of  such Settlement Date.  In the case of a settlement occurring as a result of Section 8.1(ii), in the event the Participant is considered a “specified employee” within the meaning of Section 409A of the Code at the time of Termination of Service such payment (including Dividend Equivalents) will take place on the first payroll date that follows the date that is six months after the Termination of Service if such delay is required in order to comply with Section 409A of the Code.

8.3It is intended that the RSUs and the exercise of authority or discretion hereunder shall be exempt from or otherwise comply with Section 409A of the Code so as not to subject the Participant to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations, or changes to Section 409A of the Code would result in the Participant becoming subject to interest and additional taxes under the Section 409A of the Code, SSC and the Participant agree to amend this Agreement to bring the RSUs into compliance with Section 409A of the Code.

8.4As a condition to the receipt of the Shares covered by this Agreement, SSC may require the Participant to make any representation and warranty to SSC as may be required by any applicable law or regulation.

9.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant or Director of SSC or a Subsidiary. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of SSC or a Subsidiary to terminate the Participant’s service or employment at any time, with or without Good Cause.

10.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of SSC, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Article X of the Plan.

11.Tax Liability and Withholding.

11.1The Participant shall be required to pay to SSC, and SSC shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and Dividend Equivalents and the distribution of Shares and cash and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment; or

(b)surrendering to SSC Shares to which the Participant is otherwise entitled under this Agreement or the Plan; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

11.2  Notwithstanding any action SSC takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and SSC (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any Shares, and (b) does not commit to structure the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

12.Compliance with Law. The issuance and transfer of Shares in connection with the RSUs shall be subject to compliance by SSC and the Participant with all applicable requirements of federal and state laws and regulations (including withholding tax limitations) and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of SSC and its counsel.

13.Notices. Any notice required to be delivered to SSC under this Agreement shall be in writing and addressed to the General Counsel of SSC at SSC’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of SSC or a Subsidiary, or via on-line or electronic system. Either party may designate another address in writing (or by such other method approved by SSC) from time to time. By signing this Agreement,

Participant consents to receive notices and documents related to this Agreement or the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by SSC or another third party designated by SSC.

14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of South Carolina without regard to conflict of law principles.

15.RSUs Subject to Plan. This Agreement is subject to the Plan. In the event of a conflict between any term or provision herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail unless any term conflicts with Section 409A of the Code then the terms of the Plan will prevail as to any application of Section 409A of the Code.

16.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of SSC. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18.No Right to Future Awards. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of SSC.

19.Entire Agreement and Amendment.  Except as provided herein, this Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. The Committee has the right to amend, alter, cancel, or discontinue the RSUs; provided, that, no amendment, alteration, cancelation, or discontinuation shall materially impair the Participant’s rights under this Agreement without the Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code. Any amendment, alteration, cancelation, or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with SSC or a Subsidiary.

20.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, SSC makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall SSC be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

21.No Impact on Other Benefits. The value of the Participant’s RSUs is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including, without limitation, any electronic signature complying with the U.S. federal ESIGN Act of 2000 or applicable state law), will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTH STATE CORPORATION
By:
Susan Bagwell Director of Human Resources

PARTICIPANT
By: